Exhibit (a)(5)(F)

Contact:	Patrick Suehnholz Director of Investor Relations Greenhill & Co., Inc. (212) 389-1800

GREENHILL & CO. ANNOUNCES FINAL RESULTS OF ITS TENDER OFFER

NEW YORK, NEW YORK, October 30, 2017 – Greenhill & Co., Inc. (NYSE: GHL) today announced the final results of its tender offer, which expired at 11:59 P.M., New York City time, on Wednesday, October 25, 2017.

Based on the final count by American Stock Transfer & Trust Co., LLC, the Depositary for the tender offer, the Firm accepted for purchase 3,434,137 shares of the Firm’s common stock at the purchase price of $17.25 per share, net to the seller in cash, less any applicable withholding taxes and without interest, for a total cash cost of approximately $59.2 million, excluding fees and expenses relating to the tender offer. The repurchased shares represent approximately 12% of the Firm’s total outstanding shares as of October 27, 2017.

Greenhill & Co., LLC acted as the Dealer Manager for the tender offer. Georgeson LLC acted as the Information Agent for the tender offer. All inquiries about the tender offer should be directed to Greenhill & Co., LLC toll-free at 1-888-504-7336 or Georgeson LLC toll-free at 1-877-278-4775.

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Dallas, Frankfurt, Hong Kong, Houston, London, Melbourne, San Francisco, São Paulo, Stockholm, Sydney, Tokyo and Toronto.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion may include forward-looking statements, including statements regarding the Firm’s ability to complete the tender offer and the number of shares the Firm will be able to purchase in the tender offer. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2016 and on Forms 10-Q and Forms 8-K filed during 2017. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

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